STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 03/31/1999
                                                         991125912 -- 2379274

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           PAGING PARTNERS CORPORATION


                         Pursuant to Section 242 of the
               General Corporation Law of the State of Delaware

      PAGING PARTNERS CORPORATION (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      1. That Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation dated as of March 13 1994 (the "Restated Certificate of Incorporation"), shall be amended by deleting such Article in its entirety and replacing it with the following:

                  "FIRST: NAME.

                  The name of the corporation is Aquis Communications Group,
            Inc. (hereinafter referred to as the "Corporation")."

      2. That Article FOURTH, Section 1 of the Restated Certificate of Incorporation shall be amended by deleting such Section 1 in its entirety and replacing it with the following:

                  "Section 1. Authorized Capital. The total number of shares of shares of all classes of capital stock which the Corporation shall have authority to issue is 30,000,000, of which 29,000,000 shares shall be common stock of the par value of $.0l per share (the "Common Stock") and 1,000,000 shares shall be preferred stock of the par value of $.01 per share (the "Preferred Stock").

      3. That Article FIFTH, Section 2 of the Restated Certificate of Incorporation shall be amended by deleting the first paragraph of such Section 2 and replacing it with the following:

                  "Section 2. Classification. The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the whole board permits, with the term of office of one class expiring each year. Notwithstanding anything herein or in the Corporation's By-Laws to the contrary, commencing on the effective date of this Certificate of Amendment, and in accordance with a resolution adopted by the Board of Directors consistent with the terms of a certain Agreement and Plan of Merger by and among Aquis Communications, Inc., the Corporation and Paging Partners Merger Corporation dated as of November 6, 1998 (the "Merger Agreement"), the Board of Directors shall be reconstituted and reclassified with directors of the first class holding office for a term expiring at the next succeeding annual meeting, directors of the second class holding office for a term expiring at the second succeeding annual meeting and directors of the third class holding office for a term expiring at the third succeeding annual meeting. Subject to the foregoing, at each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting, and each director so elected shall hold office until his or her successor is elected and qualified, or until his or her earlier resignation or removal."

      4. That Article FIFTH, Section 3 of the Restated Certificate of Incorporation shall be amended by deleting such Section 3 and replacing it with the following:

                  "Section 3. Vacancies. Newly created directorships (other than newly created directorships resulting from the resignation of members of the Board of Directors in connection with the terms of the Merger Agreement), resulting from death, resignation, increase in the size of the Board of Directors, retirement, disqualification, removal from office or other cause, may be filled by a majority vote of the remaining directors then in office, although less than a quorum, or by the sole remaining director, and each director so chosen shall hold office fix a term expiring at the annual meeting of stockholders at which the term of the class to which he or she has been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director."

      5. That a resolution was duly adopted at a duly called and held meeting of the Board of Directors of the Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth the above-mentioned amendments to the Restated Certificate of Incorporation and declaring said amendment to be advisable. The stockholders of the

Corporation duly approved said proposed amendments at a Special Meeting of Stockholders of the Corporation in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President on this 31st day of March, 1999.

                                       PAGING PARTNERS CORPORATION


                                       By: /s/ Richard J. Giacchi
                                           -------------------------------
                                           Name:  Richard J. Giacchi
                                           Title: President